Exhibit T3A-12.1

'A' Ltt

As amended: see para. 4.(k) and Schedule A

BERMUDA

1968 : No. 165.

THE TELECOMMUNICATIONS (BERMUDA & WEST INDIES) COMPANY ACT, 1968.

[11th. April, 1968]

WHEREAS a petition has been presented to the Legislature by Reid Conway Mayor Trott setting forth that he is desirous of forming a joint stock company to be called "Telecommunications (Bermuda & West Indies) Limited" for the purposes therein expressed and that the petitioner is desirous of having the said Company incorporated by an Act of the Legislature limiting the liability of the shareholders to the amount unpaid on their respective shares and praying that an Act may be passed to enable the said Company to become incorporated and to confer on the said Company certain powers necessary for the carrying on of its business and it is deemed expedient to pass an Act for such purposes:

Be it, therefore, enacted by the Governor, Legislative Council and Assembly of the Bermudas or Somers Islands as follows:

Incorporation on filing of memorandum of association; commencement of business.

1. (1) If within six months after the passing of this Act a memorandum of association is signed and filed in accordance with the provisions of the Companies Act, 1948, the person who shall sign such memorandum and the persons who shall thereafter become shareholders in the Company shall be a body corporate

under the name of "Telecommunications (Bermuda & West Indies) Limited" with the exclusive right to use that name in these Islands and under that name to have perpetual succession with power to sue and liability to be sued in all courts and to have and use a common seal, with power to renew or change the same at pleasure, and the Company may thereafter carry on its business under the powers conferred by, and in accordance with, the provisions of this Act, the Companies Act, 1923, and the Companies Act, 1948, in so far as the two Acts last named or either of them are not in conflict with any of the provisions of this Act.

(2) If the persons referred to in the foregoing subsection become a body corporate under the provisions of the said subsection then the succeeding sections of this Act shall have effect in relation to that body corporate, which body corporate is in the said succeeding sections referred to as "the Company".

Furnishing of certificate by Registrar-General.

2. Upon the filing of the memorandum of association, the Registrar-General shall furnish to the Company a certificate stating the date when such memorandum was filed in his office.

Capital of the Company.

3. (1) The capital of the Company shall be such sum not less than fifteen thousand pounds as the Company may from time to time determine.

(2) The capital of the Company shall be divided into shares of a par value of one pound each.

Powers of the Company.

4. The Company shall have the following powers, all of which shall be deemed to be primary powers —

(a) to carry on all or any of the businesses of manufacturers, installers, maintainers, repairers of and dealers in electrical and electronic appliances and apparatus of every description, and of and in radio, television and telecommunication requisites and supplies, and electrical and electronic apparatus, appliances, equipment and stores of all kinds;

(b) to carry out researches, investigations and experimental work of every description in relation to electronics and the application and use of electricity;

(c) to carry on all or any of the businesses of electrical, mechanical, motor and general engineers, manufacturers and merchants of, agents for, and dealers in engineering specialities of every description;

(d) to buy, sell, manufacture, repair, alter and otherwise deal in apparatus, plant, machinery, fittings, furnishings, tools, materials, products and things of all kinds capable of being used for the purposes of the businesses of the Company or any of them or likely to be required by the customers of the Company;

(e) to carry on all or any of the businesses of transport, cartage and haulage contractors, owners, charterers and hirers of road vehicles, aircraft, ships, tugs, barges, boats and craft of every description, lightermen, and carriers of goods and passengers by road, air or water, carmen, stevedores, wharfingers, cargo superintendents, packers, hauliers, warehousemen, storekeepers, jobmasters, garage operators and service station proprietors;

(f) to acquire and hold stocks, shares, bonds, debentures or other securities in any other company or corporation;

(g) to take any land or buildings by way of lease or letting agreement for any term not exceeding twenty-one years for the purpose of subleasing or sub-letting the same;

(h) to invest the moneys of the Company upon the security of real or personal property situate within or outside these Islands;

(i) to take any mortgage of any real or personal property situate within or outside these Islands as security for any debt owing to the Company;

(j) to acquire and hold any estate or interest in any land situate outside these Islands;

(k) in addition to the land holding powers conferred on the Company by paragraph (g) of this section or by any other Act, to acquire and hold by its corporate name with the previous sanction in each case of the Governor-in-Council, but not otherwise, any land in

these Islands not exceeding in the whole five acres *bona fide* required for any of the purposes of the Company/ and in particular to acquire and hold by its corporate name for any of the purposes of the Company the land described in Schedule A hereto;

(l) to improve, develop, grant rights or privileges in respect of and to erect docks, landing places, workshops, warehouses, offices, hotels, guest-houses, restaurants, houses, cottages and other buildings and erections upon any land of the Company;

(m) to develop, operate, manage and keep the accounts of such undertakings and businesses as the Company may from time to time determine;

(n) to apply for, purchase or otherwise acquire, and protect and renew any patents, patent rights, trade-marks, designs, licences, concessions and the like and to use, exercise, develop or grant licences or otherwise turn to account the same;

(o) to borrow or raise money in such manner as the Company may from time to time determine;

(p) to enter into partnership or into any arrangement for sharing profits, union of interest, co-operation, joint adventure or reciprocal concession with any person carrying on or engaged in any business or transaction which the Company is authorised to carry on or engage in and to lend money to, guarantee the contracts of, or otherwise assist any such person;

(q) subject to paragraph (k) of this section to acquire and undertake the whole or any part of the business, real and personal property and liabilities of any person carrying on or proposing to carry on any business that the Company is empowered to carry on;

(r) to vest any property, rights, or interests acquired by or belonging to the Company, in any person, or on behalf of, or for the benefit of the Company, and with or without any declared trust in favour of the Company.

Management of affairs of Company by board of directors.

5. Subject to the provisions of the Companies Act, 1948, the business of the Company shall be managed and conducted by a Board of Directors consisting of not fewer than three as the share-

holders shall from time to time determine, who shall hold office until the next annual meeting or until their successors are chosen or elected as provided by the Companies Act, 1923.

Saving of rights of Crown and others.

6. Nothing in this Act contained shall be construed to affect the rights of Her Majesty, Her heirs and successors or of any body politic or corporate or of any other person or persons except such as are mentioned in this Act, and those claiming by, from or under them.

S C H E D U L E

LAND IN HAMILTON PARISH THE PROPERTY OF P.M. LIMITED

ALL THAT lot of land situated in Hamilton Parish containing nought decimal point one zero one hectares (0.101 ha). Situate on the SOUTH side of North Shore Road in Hamilton Parish and shown edged in red on the plan annexed HERETO bounded NORTHEASTERLY by the said North Shore Road and there measuring on a series of straight lines and curves twenty-four decimal point six four metres (24.64) two decimal point one four metres (2.14) nought decimal point five three metres (0.53) nine decimal point one nine metres (9.19) nought decimal point five three metres (0.53) ten decimal point four six metres (10.46) and four decimal point three nine metres (4.39) respectively SOUTHEASTERLY by land now or formerly in the ownership of W. Steede and there measuring on a straight line seven decimal point six nought metres (7.60) SOUTHWESTERLY by land formerly in the ownership of P.M. Limited and there measuring on two straight lines twelve decimal point eight zero metres (12.80) and twenty-six decimal point four zero metres (26.40) NORTHWESTERLY by land formerly of the said P.M. Limited and there measuring on a straight line thirty-three decimal point nine four metres (33.94) OR HOWEVER OTHERWISE the said lot may be bounded may measure or ought to be described TOGETHER WITH the commercial buildings THEREON erected and the appurtenances THERETO BELONGING SUBJECT TO the rights-of-way for the owners and occupiers of the land to the SOUTH over and along the right-of-way shown coloured yellow on plan

SCHEDULE A TO THE TELECOMMUNICATIONS (BERMUDA & WEST INDIES) COMPANY ACT, 1968

All that lot of land in Hamilton Parish containing nought decimal point one zero one hectares (0.101 ha) or nought decimal point two five nought acres (0.250 ac) situate on the SOUTH side of North Shore Road in Hamilton Parish and bounded NORTHEASTERLY by the said North Shore Road and there measuring on a series of straight lines and curves twenty-four decimal point six four metres (24.64) two decimal point one four metres (2.14) nought decimal point five three metres (0.53) nine decimal point one nine metres (9.19) nought decimal point five three metres (0.53) ten decimal point four six metres (10.46) and four decimal point three nine metres (4.39) respectively SOUTHEASTERLY by land now or formerly in the ownership of W. Steede and there measuring on a straight line seven decimal point six nought metres (7.60) SOUTHWESTERLY by land formerly in the ownership of P.M. Limited and there measuring on two straight lines twelve decimal point eight zero metres (12.80) and twenty-six decimal point four zero metres (26.40) NORTHWESTERLY by land formerly of the said P.M. Limited and there measuring on a straight line thirty-three decimal point nine four metres (33.94) OR HOWEVER OTHERWISE the said lot may be bounded may measure or ought to be described TOGETHER WITH the commercial buildings THEREON erected and the appurtenances THERETO BELONGING SUBJECT TO the rights-of-way for the owners and occupiers of the land to the SOUTH.

FORM NO. 7a

BERMUDA

THE COMPANIES ACT 1981

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital

of

Telecommunications (Bermuda & West Indies) Limited

was deposited in the Office of the Registrar of Companies

on the

28th day of December, 1990

IN WITNESS WHEREOF I have hereto set my hand this

28th day of December, 1990

[signature]

for Registrar of Companies

Capital prior to increase BD$36,000.00

Amount of increase BD$24,000.00

Present capital BD$60,000.00

Stamp Duty Paid BD$ 120.00

RC13